UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2006

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-30646	13-3963499
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(212) 490-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 of this report is incorporated herein by reference.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2006, Industrial Enterprises of America, Inc. (the “Company”), signed a Membership Interest Purchase Agreement (the "Agreement") on January 17, 2006 to acquire the Pitt Penn Group (as hereinafter defined), a supplier of automotive and chemical products based outside of Pittsburgh, Pennsylvania. This Current Report on Form 8-K is being filed to report that the Company closed the transaction and completed the acquisition of the Pitt Penn Group on January 31, 2006. Effective as of that date, Spinwell (as defined below) has operated as a wholly owned subsidiary of the Company.

Pursuant to the Agreement, the Company has purchased from the sellers set forth in the Agreement one hundred percent (100%) of the membership interests of Spinwell Holding Company, LLC, a limited liability company organized under the laws of the State of Ohio (“Spinwell”), which owns all of the issued and outstanding membership interests of (i) Pitt Penn Oil Co., LLC, a limited liability company organized under the laws of the State of Ohio, and (ii) Pitt Penn Oil DISC Company, a Delaware corporation (together, the "Pitt Penn Group" or "Pitt Penn"), for consideration consisting of an aggregate amount of four million dollars (4,000,000) subject to adjustment as provided in the Agreement. The terms of the Agreement were determined by arms' length negotiations between the parties.

Prior to the execution of the Agreement, there were no material relationships between (i) the Company or any of its affiliates, any officer or director of the Company or any associate of any such director or officer, and (ii) the Pitt Penn Group or any of its affiliates, any officer or director of the Pitt Penn Group, or any associate of any such director or officer. Additionally, prior to the execution of this Agreement, there were no material relationships between (i) the Company or any of its affiliates, any officer or director of the Company or any associate of any such director or officer, and (ii) the sources of the funds used in the acquisition.

The Company, as the new parent company of the Pitt Penn Group and through the Pitt Penn Group, intends to continue to market and sell the products offered by the Pitt Penn Group prior to the purchase of the Pitt Penn membership interests under the Agreement. The Pitt Penn Group produces private label products including engine oil, transmission oil, antifreeze, washer solvent, brake fluid and gasoline additives. The Company will immediately begin moving some of its existing operations into Pitt Penn's facilities which are now being utilized at less than full capacity.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In anticipation of the significant growth of the Company's operations following the Pitt Penn acquisition, on December 3, 2005, the Board of Directors elected James Margulies as the interim Chief Financial Officer of the Company, and, effective January 31, 2006, appointed him the Chief Financial Officer of the Company. Since 2000, Mr. Margulies has been a partner in the law firm of Margulies & Levinson LLP, located in Cleveland, Ohio, representing both private and public clients in areas including, but not limited to, general contract matters, public offerings, private placements, leveraged capitalizations, acquisitions and divestitures.

In the last two years, Margulies & Levinson LLP has received approximately $300,000 from the Company as compensation for various legal matters.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure
On January 31, 2006, the Company issued a press release announcing the completion of the acquisition of Pitt Penn, as disclosed above in Item 2.01, and the appointment of James Margulies as Chief Financial Officer of the Company, as disclosed above in Item 5.02. The press release furnished with this Current Report on Form 8-K provides details not included in previously issued reports of the Company and are not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and are not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such writing.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

To be filed by amendment.

(b) Pro forma financial information

To be filed by amendment.

(c) Exhibits

Exhibit No.	Description
2.1	Membership Interest Purchase Agreement
	Schedule	Schedule Name
	Schedule A	Percentage of Membership Interests
	Schedule 4.4	Violations; Required Consents and Approvals (Spinwell)
	Schedule 4.7	Violations; Required Consents and Approvals (Pitt Penn)
	Schedule 4.9	Financial Statement; Books and Records
	Schedule 4.11	Real Property
	Schedule 4.14	Litigation
	Schedule 4.15	Permitted Encumbrances
	Schedule 4.16	Inventory
	Schedule 4.17	Intellectual Property
	Schedule 4.18	Employee Remuneration
	Schedule 4.19	Union and Employment Agreements
	Schedule 4.20	Officers, Directors and Bank Accounts
	Schedule 4.21	Absence of Certain Changes
	Schedule 4.22	Environmental Matters
	Schedule 4.26	Employee Benefit Plans
	Schedule 4.28	Customers and Suppliers Fiscal Years Ending September 30, 2004 and 2005; Material Disputes with Customers and Suppliers
	Schedule 4.29	Insurance Policies
	Schedule 4.32(a)	Contracts
	Schedule 4.32(b)	Contract with Affiliates
	Schedule 6.4(c)	Employment; Solicitation
* Copies of the Schedules to the Agreement will be provided to the Securities and Exchange Commission upon request.
99.1	Press Release of Industrial Enterprises of America. Inc., dated January 31, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

February 9, 2006
By:   /s/ John D. Mazzuto
Name: John D. Mazzuto
Title: Chief Executive Officer